As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LESCO, Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	34-0904517 (I.R.S. Employer Identification No.)

15885 Sprague Road Strongsville, Ohio (Address of Principal Executive Offices)	44136 (Zip Code)

Stock Option Agreement between LESCO, Inc. and Brett Barthel
Stock Option Agreement between LESCO, Inc. and Farrukh Humayan
Stock Option Agreement between LESCO, Inc. and Kathleen M. Minahan
Stock Option Agreement between LESCO, Inc. and Michael A. Weisbarth
(Full title of plans)

Jeffrey L. Rutherford,
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
15885 Sprague Road, Strongsville, Ohio 44136
(Name and address of agent for service)

(440) 783-9250
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title Of	Amount		Proposed	Proposed
Securities To	To Be		Maximum Offering	Maximum Aggregate	Amount Of
Be Registered	Registered		Price Per Share	Offering Price	Registration Fee
Common Shares, without par value	81,500	(1)(2)	$12.74 (3)	$1,038,310 (3)	$132.00

(1)	Aggregate number of Common Shares for which options may be issued pursuant to the aforementioned Option Agreements.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional Common Shares which may be offered or sold pursuant to the aforementioned Option Agreements as a result of adjustment under the terms thereof for certain potentially dilutive transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) based on the highest exercise prices under the Option Agreements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents of the Registrant, previously filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “2003 Form 10-K”).

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004.

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2004.

4.	The information contained in the Registrant’s Proxy Statement dated April 8, 2004, for its Annual Meeting of Shareholders to be held on May 12, 2004, that has been incorporated by reference in the 2003 Form 10-K and was filed with the Commission on Schedule 14A on April 8, 2004.

5.	Description of Registrant’s Common Shares contained in Item 1 of Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form 8-A (Registration No. 0-13147) for the Common Shares filed under Section 12 of the Exchange Act.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not Applicable.

Item 5. Interests of Named Experts and Counsel

     Not Applicable.

Item 6. Indemnification of Directors and Officers

     The Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.

     The Registrant’s Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the director or officer is entitled to indemnification. The Registrant maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Registrant, subject to certain exceptions.

Item 7. Exemption From Registration Claimed

     Not Applicable.

Item 8. Exhibits

Exhibit 5	Opinion of Baker & Hostetler LLP as to the legality of the Common Shares being registered

Exhibit 23.1	Consent of KPMG LLP

Exhibit 23.2	Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)

Exhibit 23.3	Consent of Ernst & Young LLP

Exhibit 24	Power of Attorney (included at page II-4 of this Registration Statement)

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Strongsville, State of Ohio, as of May 27, 2004.

LESCO, Inc.

By:	/s/ Michael P. DiMino

Michael P. DiMino, President and
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael P. DiMino or Jeffrey L. Rutherford, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ J. Martin Erbaugh J. Martin Erbaugh Director and Chairman of the Board	May 27, 2004
/s/ Michael P. DiMino Michael P. DiMino President and Chief Executive Officer (Principal Executive Officer)	May 27, 2004
/s/ Jeffrey L. Rutherford Jeffrey L. Rutherford Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	May 27, 2004

/s/ Ronald Best Ronald Best, Director	May 27, 2004
/s/ Robert F. Burkhardt Robert F. Burkhardt, Director	May 27, 2004
/s/ Michael E. Gibbons Michael E. Gibbons, Director	May 27, 2004
Lee C. Howley, Director	May , 2004
/s/ Enrique Foster Gittes Enrique Foster Gittes, Director	May 27, 2004
/s/ Christopher H.B. Mills Christopher H. B. Mills, Director	May 27, 2004
/s/ R. Lawrence Roth R. Lawrence Roth, Director	May 27, 2004

EXHIBIT INDEX

Exhibit	Description of Exhibit

5	Opinion of Baker & Hostetler LLP	Contained herein.

23.1	Consent of KPMG LLP	Contained herein.

23.2	Consent of Baker & Hostetler LLP	Contained in Exhibit 5.

23.3	Consent of Ernst & Young LLP	Contained herein.

24	Power of Attorney	Included at page II-4.